Exhibit 99.2

The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2472 212 708 2399 Fax	News Release MEDIA CONTACTS: Doug Myers 212 708 2472 Christopher Breslin 212 708 2435 INVESTOR CONTACT: Jay Davis 212 708 2917

The MONY Group Inc. Outlines Business Strategy and Goals for 2002

NEW YORK (March 18, 2002) -- At its annual investment community meeting today, The MONY Group Inc. (NYSE:MNY) provided details on the company's 2002 operating and financial plan.

As previously announced, the company expects 2002 earnings to be $1.25 per share. This excludes any contribution from the company's venture capital investments as well as a $0.70 per share gain anticipated from the closing payment in the company's pension business. This plan assumes growth in MONY's core businesses and a 7 percent appreciation in the equity markets.

The company anticipates first quarter 2002 earnings of $0.23 - $0.28 per share including any contribution from the company's venture capital investments. Earnings are expected to improve gradually on a quarterly basis throughout 2002. Book value is expected to be $42.00 to $42.50 by end of year 2002.

The investment community meeting presentation will be available through the company's Web site at: http://www.mony.com/InvestorRelations.

Forward Looking Statements
This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2002. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described in the company's filings with the Securities and Exchange Commission. Among other things, movements in the equity markets could affect investment results, the fees earned from assets under management and the demand for variable products; actual death claims experience could differ from our mortality assumptions; and the company may not achieve anticipated levels of operating efficiency and cost-savings as its action plans are implemented. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.
The Mony Group Inc. (NYSE:MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, Lebenthal & Co., MONY Securities Corporation and Trusted Securities Advisors Corp.

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